Exhibit 4.5

STOCK AND WARRANT PURCHASE AGREEMENT

This STOCK AND WARRANT PURCHASE AGREEMENT (this “Agreement”) is made as of March 25, 2022 by and among TAILWIND TWO ACQUISITION CORP. (a Delaware corporation, expected to be renamed TERRAN ORBITAL CORPORATION, a Delaware corporation (the “Company”), FP CREDIT PARTNERS II, L.P., a Cayman Islands limited partnership (“FPCP 1”), FP CREDIT PARTNERS PHOENIX II, L.P., a Cayman Islands limited partnership (“FPCP 2”, and, together with FPCP 1, the “FPCP Purchasers”), BPC LENDING II LLC, a Delaware limited liability company (“BP”), and LOCKHEED MARTIN CORPORATION, a Maryland corporation (“LM”). Each of FPCP 1, FPCP 2, BP and LM is referred to herein individually as a “Purchaser”, and all of them are referred to herein collectively as “Purchasers.”

WHEREAS, the Company, Titan Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of the Company, and Terran Orbital Corporation (expected to be renamed Terran Orbital Operating Corporation, the “Target”) are party to that certain Agreement and Plan of Merger, dated as of October 28, 2021 (as amended by Amendment No. 1 dated as of February 8, 2022, as further amended by Amendment No. 2 dated as of March 9, 2022, as further amended by the Acknowledgment and Waiver dated as of March 25, 2022 and as may be further amended from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Target (the “Merger”), with the Target being the surviving corporation in the Merger;

WHEREAS, on or prior to the date hereof, as contemplated by the Business Combination Agreement, the Company has transferred by way of continuation from the Cayman Islands to Delaware and domesticated as a Delaware corporation in accordance with applicable Laws;

WHEREAS, the Target, as issuer, the guarantors party thereto, certain affiliates of FP Credit Partners, L.P. (“FPCP”) and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent (the “FP Agent”), have entered into a Note Purchase Agreement, dated as of November 24, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to the date hereof, the “FP Note Purchase Agreement”), which provides for the issuance and sale by the Target to such affiliates of FPCP, on the terms and subject to the conditions set forth therein, of (A) on the Closing Date (as defined in the FP Note Purchase Agreement), certain Initial Senior Secured Notes (as defined in the FP Note Purchase Agreement) due 2026 in an aggregate original principal amount of $30,000,000, (B) on the Amendment No. 1 Closing Date (as defined in the FP Note Purchase Agreement), certain Delayed Draw Senior Secured Notes (as defined in the FP Note Purchase Agreement) due 2026 in an aggregate original principal amount of $24,000,000, (C) on the Combination Closing Date (as defined in the FP Note Purchase Agreement), certain Additional Delayed Draw Senior Secured Notes (as defined in the FP Note Purchase Agreement) due 2026 in an aggregate original principal amount of $65,000,000, and certain related transactions contemplated thereby (the foregoing, collectively, the “FP Note Transactions”);

WHEREAS, (i) the Target as issuer, (ii) the guarantors party thereto, (iii) LM, as a purchaser, (iv) BPC Lending II LLC, as a purchaser (together with LM, collectively, the “Existing LMT/BP Noteholders”), (v) Lockheed Martin, as authorized representative, and (vi) the other parties thereto entered into that certain Note Purchase Agreement, dated as of March 8, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time to the date hereof including by the Fifth NPA Amendment, the Sixth NPA Amendment and the Seventh NPA Amendment (each as defined below), the “Existing Note Purchase Agreement”), pursuant to which the Target issued and sold to the purchasers party thereunder certain senior secured notes due 2026 (the “Existing Notes”) in an aggregate original principal amount of $86,859,108;

WHEREAS, in furtherance of the Business Combination Agreement, the Existing LMT/BP Noteholders, the Target and the Company have entered into those certain Transaction Support Agreements, each dated as of October 28, 2021 and as amended by those certain Amendments to the Transaction Support Agreements, each dated as of March 25, 2022 (each, a “Support Agreement” and collectively, the “Support Agreements”), pursuant to which each of the Existing LMT/BP Noteholders has committed to, among other things, consummate the Debt Rollover (as defined in the Support Agreements) on the Combination Closing Date and subject to the terms and conditions set forth in the Support Agreements;

WHEREAS, in furtherance of the Support Agreements, the Existing LMT/BP Noteholders, the other parties thereto, the Target, the guarantors party thereto and Lockheed Martin, as authorized representative, have entered into the Fifth Amendment to Note Purchase Agreement, dated as of November 24, 2021 (the “Fifth NPA Amendment”), to the Existing Note Purchase Agreement, pursuant to which, among other things, the requisite purchasers under the Existing Note Purchase Agreement consented to the incurrence of the Initial Senior Secured Notes (as defined in the FP Note Purchase Agreement) and made certain other amendments to the Existing Note Purchase Agreement;

WHEREAS, in furtherance of the Support Agreements, the Existing LMT/BP Noteholders, the other parties thereto, the Target, the guarantors party thereto and Lockheed Martin, as authorized representative, have entered into the Sixth Amendment to Note Purchase Agreement, dated as of March 9, 2022 (the “Sixth NPA Amendment”), to the Existing Note Purchase Agreement, pursuant to which, among other things, the requisite purchasers thereunder consented to the early draw of the Delayed Draw Senior Secured Notes (as defined in the FP Note Purchase Agreement) in the principal amount of $24 million and made certain other amendments to the Existing Note Purchase Agreement;

WHEREAS, in furtherance of the Support Agreements, the Existing LMT/BP Noteholders, the Target, the guarantors party thereto and Lockheed Martin, as authorized representative, have entered into the Seventh Amendment (the “Seventh NPA Amendment”) to the Existing Note Purchase Agreement, dated as of the date hereof, to, among other things, effect the Debt Rollover;

WHEREAS, in furtherance of the Support Agreement by BP, BP, the FP Agent and the other parties thereto entered into a Subordination Agreement, dated as of March 25, 2022, whereby BP shall subordinate its debt remaining as a result of the Debt Rollover to the debt under the FP Note Purchase Agreement (the “BP Subordination” and together with the transactions contemplated in the Support Agreements with respect to the Existing Notes, the transactions contemplated in the Fifth NPA Amendment, the Sixth NPA Amendment and the Seventh NPA Amendment, the “Existing Note Support Transactions” and, together with the FP Note Transactions, the “Financing Transactions”);

WHEREAS, as an inducement for FPCP, which is an affiliate of each of the FPCP Purchasers, to enter into the FP Note Transactions and as an inducement for the Existing LMT/BP Noteholders, which are one or more Purchasers or affiliates of one or more Purchasers hereunder (Purchasers that are the Existing LMT/BP Noteholders or affiliates of the Existing LMT/BP Noteholders, the “LMT/BP Purchasers”), to enter into the Existing Note Support Transactions, the Company is entering into this Agreement to issue the Subscribed Shares (as defined below) and the Warrants (as defined below) to the Purchasers as set forth on Schedule 1 on the terms and subject to the conditions set forth herein; and

WHEREAS, the Company shall issue a portion of the Subscribed Shares and a Warrant to each Purchaser as provided in this Agreement, which issuances, for the avoidance of doubt, shall be made by the Company immediately following, and conditioned upon, the consummation of the Merger as contemplated by the Business Combination Agreement, including Section 3.09 thereof.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and conditions hereinafter contained, the undersigned parties agree as follows:

1.	PURCHASE AND SALE OF THE SUBSCRIBED SHARES AND THE WARRANTS.

1.1	Sale and Issuance of the Subscribed Shares and the Warrants.

1.1.1 In consideration of, and in express reliance upon, (a) in the case of the FPCP Purchasers, the consummation of the FP Note Transactions and, in the case of the LMT/BP Purchasers, the Existing Note Support Transactions, and (b) the representations, warranties and covenants set forth herein, at the Closing, subject to the terms and conditions set forth in this Agreement, the Company shall issue and sell to each Purchaser, and each Purchaser shall acquire and receive from the Company, (A) that number of shares of the Company’s Common Stock (the “Shares”) specified on Schedule 1 (such Shares, the “Subscribed Shares”) and (B) a warrant to purchase, at each Purchaser’s election, that number of Shares (as may be adjusted from time to time) specified on Schedule 1 substantially in the form attached hereto as Exhibit A (each, a “Warrant” and collectively, the “Warrants”). Schedule 1 sets forth (1) the number of Subscribed Shares to be issued to each Purchaser, (2) the number of Shares purchasable pursuant to such Warrant, in each case, if the applicable Purchaser exercised such Warrant in full on the date hereof, (3) the exercise price payable by the holder of the Warrant upon exercise of the Warrant, in each case, if the applicable Purchaser exercised such Warrant in full on the date hereof immediately following the Effective Time (as defined in the Business Combination Agreement), and (4) solely with respect to any Purchaser that is an FPCP Purchaser, the cash price payable by the Company in the event that the holder of such unexercised Warrant elects to return such unexercised Warrant to the Company in accordance with the terms of such Warrant. For the avoidance of doubt, the parties agree that the number of Subscribed Shares and Warrants to be issued to each Purchaser shall be determined in accordance with Section 3.09 of the Business Combination Agreement; provided, further, that in the event that any additional Acquiror Shares (as defined in the Business Combination Agreement), or Equity Securities (as defined in the Business Combination Agreement) convertible into or exchangeable for Acquiror Shares, are issued to the public shareholders of the Company in connection with the consummation of the transactions contemplated by the Business Combination Agreement or any of the Company Public Warrants (as hereinafter defined) or the Warrant Agreement (as hereinafter defined), in each case, as in effect on the date of the Business Combination Agreement, is exchanged, amended, restated, supplemented or otherwise modified, as applicable, to entitle the holder of any Company Public Warrant to purchase a greater number of Acquiror Shares (whether initially or upon adjustment in accordance with the terms thereof) than they would otherwise have been entitled to but for such exchange, amendment or modification to the Warrant Agreement (“Warrant Modification”), the references to “fully diluted Acquiror Shares” in Section 3.09 of the Business Combination Agreement shall be interpreted for purposes of determining the number of Subscribed Shares and Warrants to be issued hereunder to the Purchasers to mean the fully diluted Acquiror Shares after giving effect to any such issuances of additional Acquiror Shares or Equity Securities and any Warrant Modification, notwithstanding clause (C) of any parenthetical contained in Section 3.09 of the Business Combination Agreement. For the avoidance of doubt, the following shall not implicate the foregoing provision of this Section 1.1 or otherwise affect the number of Subscribed Shares and Warrants to be issued thereunder: (i) any anti-dilution provision or adjustment feature of the Company Public Warrants in existence on the date of the Business Combination Agreement (i.e., that is not the result of a Warrant Modification) and (ii) any transactions involving Equity Securities of the Company or Equity Securities of the Target, which would not, after giving effect to such transactions, have a net effect on the aggregate number of Acquiror Shares that otherwise would be outstanding and issuable upon the conversion or exchange of Equity Securities of the Company after the consummation of the transactions contemplated by the Business Combination Agreement (as such agreement was in effect on October 28, 2021).

1.1.2 In consideration of, and in express reliance upon, the consummation of the Existing Note Support Transactions by BP and the BP Subordination, the Company shall issue and sell to BP, and BP shall acquire and receive from the Company for no additional consideration, 2,400,000 Shares. Any such Shares issued to BP under this Section 1.1.2 shall be treated as “Subscribed Shares” for all purposes under this Agreement.

1.1.3 In consideration of, and in express reliance upon, the consummation of the FP Note Transactions, the Company shall issue and sell to the FPCP Purchasers, and FPCP Purchasers shall acquire and receive from the Company for no additional consideration, 1,925,000 Shares. Any such Shares issued to FPCP Purchasers under this Section 1.1.3 shall be treated as “Subscribed Shares” for all purposes under this Agreement.

1.1.4 For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or the Business Combination Agreement, the references to “fully diluted Acquiror Shares” in Section 3.09 of the Business Combination Agreement shall be interpreted for purposes of determining the number of Subscribed Shares and Warrants to be issued hereunder to the Purchasers to mean the fully diluted Acquiror Shares after giving effect to the issuance of 2,400,000 Shares to BP pursuant to Section 1.1.2 and the issuance of 1,925,000 Shares to FPCP Purchasers pursuant to Section 1.1.3.

1.2	Closing; Delivery.

1.2.1 The purchase and sale of the Subscribed Shares and the Warrants shall take place remotely via the exchange of documents and signatures on the Combination Closing Date simultaneously with the consummation of certain of the Financing Transactions, including the sale and delivery of the Additional Delayed Draw Senior Notes pursuant to the Note Purchase Agreement and the consummation of the Existing Note Support Transactions (the “Closing”). The sale and purchase of the Subscribed Shares and the Warrants at the Closing shall be made in reliance upon the terms and conditions set forth in this Agreement. The Company and each Purchaser shall take such additional actions and execute and deliver such additional agreements and other instruments and documents as are necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms.

1.2.2 At or prior to the Closing, the Company shall deliver the following to the Purchasers:

(a)

Subscribed Shares. Evidence reasonably satisfactory to such Purchaser of the issuance of each Purchaser’s portion (as set forth on Schedule 1 hereto) of the Subscribed Shares in book-entry form, free and clear of all Liens, restrictions, claims, taxes and preemptive rights, in the name of such Purchaser (or its nominee or custodian designated in writing by such Purchaser in its delivery instructions), except for any Liens or other transfer restrictions under applicable federal and state securities Laws and the Transaction Agreements.

(b)	Warrants. Each Warrant, duly executed and delivered by the Company.

1.2.3 At or prior to the Closing, each Purchaser shall deliver the following to the Company:

(a)

Delivery Instructions. Such information as is reasonably requested by the Company at least five Business Days prior to the date on which the Closing is anticipated to occur in order for the Company to issue the Subscribed Shares to such Purchaser.

(b)	Warrants. Each Warrant, duly executed and delivered by each Purchaser.

1.3

Defined Terms Used in This Agreement. In addition to the terms defined above or otherwise herein, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means, with respect to a specified Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and (b) other than with respect to any Purchaser, any officer or director of such Person. For the avoidance of doubt and notwithstanding the foregoing, (i) each of the BP Funds and each of their respective successors and assigns shall be deemed an Affiliate of BP for purposes of this Agreement and (ii) each of the FP Funds and each of their respective successors and assigns shall be deemed an Affiliate of the FPCP Purchasers for purposes of this Agreement.

“BP Funds” means any Affiliate of BP and any Person, fund or account managed by Beach Point Capital Management LP, a Delaware limited partnership.

“Business Combination Transaction Agreements” has the meaning set forth in the Business Combination Agreement with respect to the term “Transaction Agreements”.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York.

“Common Stock” means the common stock of the Company, $0.0001 par value per share.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 5% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Exchange” means NYSE (as defined in the Business Combination Agreement) or, if applicable in accordance with Section 7.07(b) of the Business Combination Agreement, Nasdaq (as defined in the Business Combination Agreement).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

“FP Funds” means any Affiliate of, or any Person, fund or account managed by, Francisco Partners Management, L.P., a Cayman Islands limited partnership, or FPCP.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Investor Rights Agreement” means the Investor Rights Agreement of the Company, dated October 28, 2021, as amended from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means any “Material Adverse Effect” as such term is defined in the FP Note Purchase Agreement and the Existing Note Purchase Agreement, as applicable, except that, for purposes of this definition, each of this Agreement and the Warrants shall be deemed to be a “Note Document” as such term is used in the definition of “Material Adverse Effect” set forth in the FP Note Purchase Agreement and the Existing Note Purchase Agreement, and each Purchaser shall be deemed to be a “Note Party” as such term is used in the definition of “Material Adverse Effect” set forth in the FP Note Purchase Agreement and the Existing Note Purchase Agreement, as applicable.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization, including in each case of the foregoing the equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Preferred Stock” means the Company’s preferred stock, par value $0.0001 per share.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

“Stock Plan” means the Terran Orbital Corporation 2021 Omnibus Incentive Plan, as amended from time to time.

“Transaction Agreements” means the FP Note Purchase Agreement, the other Note Documents (as defined in the FP Note Purchase Agreement), the Fifth NPA Amendment, the Sixth NPA Amendment, the Seventh NPA Amendment, and the Investor Rights Agreement.

2.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof and as of the Combination Closing Date, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 2, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 2 to the extent it is reasonably apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections.

2.1

Organization, Good Standing, Corporate Power and Qualification. Each of the Company and each of its subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite permits, governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations, with respect to the Company, under this Agreement and the Warrants and, with respect to the Company and each of its subsidiaries, under the Transaction Agreements to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

2.2	Capitalization. The authorized equity capital of the Company consists of the following.

2.2.1 as of the date of this agreement, 300,000,000 shares of Common Stock, of which (a) as of immediately prior to the Closing, (i) 11,559,323 shares are issued and outstanding, (ii) no shares are issuable upon conversion of shares of Preferred Stock and (iii) a maximum of 19,300,000 shares are issuable on exercise of the Company Public Warrants (as hereinafter defined) and Company Private Placement Warrants (as hereinafter defined), and (b) as of immediately following the Closing (after giving effect to all of the transactions contemplated hereby and by the Business Combination Agreement on the date of this Agreement), (i) 137,295,455 shares will be issued and outstanding, (ii) no shares will be issuable on conversion of shares of Preferred Stock, (iii) a maximum of 19,300,000 shares will be issuable on exercise of the Company Public Warrants and Company Private Placement Warrants and (iv) a maximum of 30,355,605 shares will be issuable on exercise of the Warrants, the Company Public Warrants and the Company Private Placement Warrants. All of the outstanding shares of Common Stock are, or when issued will be, duly authorized, validly issued, fully paid and nonassessable and were, or when issued will be, issued in material compliance with all applicable federal and state securities Laws.

2.2.2 50,000,000 shares of Preferred Stock, none of which are issued and outstanding immediately prior to the Closing and none of which will be issued and outstanding immediately following the Closing (after giving effect to all of the transactions contemplated hereby and by the Business Combination Agreement). None of the rights, preferences and powers of, or the restrictions on, the Preferred Stock set forth in the Certificate of Incorporation of the Company (the “Certificate”) are prohibited by the General Corporation Law of the State of Delaware. Each outstanding share of Preferred Stock, if any, is convertible into one share of Common Stock.

2.2.3 immediately following the Closing (after giving effect to all of the transactions contemplated hereby and by the Business Combination Agreement), subject to adjustment as provided in the Stock Plan, an initial share reserve equal to 13,729,546 shares of Common Stock (the “Share Reserve”), in addition the share reserve with respect to the “Employee Retention Share Pool” (as defined in the Stock Plan), will be available for issuance to officers, directors, advisors, employees, consultants and other service providers of the Company pursuant to the Stock Plan, which was duly adopted by the Board and approved by the Company’s stockholders. Of such shares of Common Stock reserved under the Stock Plan, no options to purchase shares of Common Stock, restricted stock units with respect to shares of Common Stock, restricted shares of Common Stock and/or other equity-based awards with respect to Common Stock have been granted under the Stock Plan and are currently outstanding, and 13,729,546 shares of Common Stock of the Share Reserve remain available for issuance to officers, directors, advisors, employees, consultants and other service providers pursuant to the Stock Plan, in each case, immediately following the Closing (after giving effect to all of the transactions contemplated hereby and by the Business Combination Agreement). The Company has furnished to Purchaser complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

2.2.4 immediately following the Closing (after giving effect to all of the transactions contemplated hereby and by the Business Combination Agreement), there will be no outstanding preemptive rights, options, warrants, conversion privileges or rights (including but not limited to rights of first refusal or similar rights), orally or in writing, to purchase or acquire any securities from the Company including, without limitation, any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Preferred Stock, except (a) as contemplated by the Business Combination Agreement and the Business Combination Transaction Agreements, (b) for the securities and rights described in Section 2.2.3 of this Agreement, (c) for the issuance of Subscribed Shares and Warrants as contemplated by this Agreement and (d) for the Company Public Warrants and Company Private Placement Warrants. Certain outstanding shares of Common Stock (not including the Subscribed Shares issued to the FPCP Purchasers) are subject to a lock-up agreement as provided in the Investor Rights Agreement. Immediately following the Closing, except as contemplated by the Business Combination Agreement, the Investor Rights Agreement, the Warrant Agreement, dated March 9, 2021 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (the public warrants issued pursuant thereto, the “Company Public Warrants”), the Private Placement Warrants Purchase Agreement, dated as of March 4, 2021, by and between the Company and the Sponsor (as defined in the Business Combination Agreement) (the private placement warrants issued pursuant thereto, the “Company Private Placement Warrants”), the Transaction Agreements, this Agreement, the Warrants and the recipients of equity incentive awards to purchase shares of Common Stock under the Stock Plan, no Person shall have (A) full ratchet, formula adjustment, or any other type of protection against dilution of their ownership interest in the Company, (B) rights to require the Company to repurchase any of the Company’s securities, (C) rights to receive the same or better rights in connection with any ownership interest in the Company as any other Person may receive either pursuant to this Agreement or at any time hereafter or (D) rights of redemption by the Company. The Company has obtained, or, prior to the Closing shall obtain, valid waivers of any rights of other Persons to purchase any of the Shares covered by the Warrants.

2.2.5 The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the Exchange under the symbol “TWNT.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company seeking to deregister the Common Stock. The Company has not taken any action designed to terminate the registration of the Common Stock under the Exchange Act.

2.3

Authorization; No Contravention. The execution, delivery and performance by (x) the Company of this Agreement and the Warrants and (y) the Company and each of its subsidiaries of each Transaction Agreement to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and, upon receipt of the Required Acquiror Shareholder Approval (as defined in the Business Combination Agreement), will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its subsidiaries or (ii) any order, judgment, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate any applicable Law (including, without limitation, Regulation U or Regulation X issued by the Board of Governors of the Federal Reserve System of the United States), in the case of clauses (b) and (c) to the extent such contravention, conflict, breach or violation could reasonably be expected to have a Material Adverse Effect.

2.4

Valid Issuance of Shares and Warrants. Assuming receipt of the Required Acquiror Shareholder Approval and the consummation of the transactions contemplated by this Agreement in accordance with its terms, each of the Subscribed Shares and each Warrant (including any warrant issued in replacement or substitution for such Warrant pursuant to the terms of such Warrant), when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, and the Shares to be issued upon valid exercise of each Warrant, when issued, sold and delivered in accordance with the terms and for the consideration set forth in each Warrant, in each case, will be duly authorized, validly issued, (and in the case of any Shares) fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Warrants and the Transaction Agreements, applicable state and federal securities Laws and Liens or encumbrances created by or imposed by any Purchaser. Assuming the accuracy of the representations of each Purchaser in Section 3 of this Agreement and subject to the Required Acquiror Shareholder Approval, the filings described in clause (a), (c) or (e) of Section 2.5 below, the offer, sale and issuance of each of the Subscribed Shares and each Warrant is, and the Shares to be issued pursuant to and in conformity with each Warrant will be, in compliance with all applicable federal and state securities Laws.

2.5

Governmental Consents and Filings. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement and the Warrants or the Company or any of its subsidiaries of any Transaction Agreement to which such Person is a party other than (a) those that have already been obtained and are in full force and effect, (b) filings to perfect the Liens created by the Collateral Documents (as defined in the FP Note Purchase Agreement and the Existing Note Purchase Agreement, as applicable), (c) the filing of any applicable reports or other filings under securities Laws (d) applicable requirements of the HSR Act (e) the filing of any applicable reports with, or approvals of, the Exchange and (f) such licenses, approvals, authorizations, registrations, filings or consents the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect. As of their respective dates (or if amended or superseded by a filing, then on the date of such subsequent filing), all reports required to be filed by the Company with the Securities and Exchange Commission (the “SEC Reports”) complied in all material respects with the requirements of the Securities Act and the Exchange Act as in effect at the time of filing, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The financial statements of the Company included in the SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results and operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Each Purchaser acknowledges that (i) the staff of the SEC (the “Staff”) issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”), (ii) the Company continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports in connection with such review of the Statement or any subsequent agreements, orders, comments or other guidance from the Staff of the SEC regarding the accounting policies of the Company shall be deemed not material for purposes of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER. Each Purchaser, solely with respect to itself and not with respect to the other Purchasers, hereby represents and warrants to the Company as follows.

3.1

Authorization. Purchaser has full power and authority to enter into this Agreement, the applicable Warrant and the Transaction Agreements to which it is a party. This Agreement, the applicable Warrant and the Transaction Agreements to which it is a party, when executed and delivered by Purchaser, will constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2

Purchase Entirely for Own Account. This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which by Purchaser’s execution of this Agreement, Purchaser hereby confirms, that its Subscribed Shares and its Warrant and the Shares to be acquired by Purchaser pursuant to such Warrant will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person (other than an Affiliate of Purchaser) to sell, transfer or grant participations to such Person or to any third Person, with respect to its Subscribed Shares or its Warrant or the Shares subject to such Warrant. Purchaser has not been formed for the specific purpose of acquiring its Subscribed Shares or its Warrant or the Shares subject to such Warrant.

3.3

Disclosure of Information. Purchaser has had adequate opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Subscribed Shares and the Warrants with the Company’s management. Purchaser acknowledges that the securities offered hereby (i) were not offered by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Securities Act, and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation, warranty or other information made by any person, firm or corporation, other than the representations and warranties of the Company contained in Section 2 of this Agreement, in making its investment or decision to invest in the Subscribed Shares and the Warrants. Purchaser acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares, Warrants or Shares issuable upon exercise of the Warrants or made any findings or determination as to the fairness of this investment.

3.4

Restricted Securities. Purchaser understands that none of the issuances of its Subscribed Shares or its Warrant or the Shares issuable upon exercise of such Warrant have been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein. Purchaser understands that its Subscribed Shares and its Warrant and the Shares subject to such Warrant are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Purchaser must hold the Shares indefinitely unless their resale is registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges and agrees that the Subscribed Shares, the Warrants and the Shares to be issued upon exercise of the Warrants will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date and that the provisions of Rule 144(i) will apply to such securities. The Purchaser acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the securities offered hereby.

3.5	No Public Market. Purchaser understands that no public market now exists for its Warrant and that the Company has made no assurances that a public market will ever exist for its Warrant.

3.6

Legends. Purchaser understands that its Subscribed Shares and its Warrant and the Shares issuable upon exercise of such Warrant and any securities issued in respect of or exchange therefor may bear any one or more of the following legends: (a) any legend or required by the Warrant or any other Transaction Agreements; (b) any legend required by the securities Laws of any state to the extent such Laws are applicable thereto; and (c) unless the issuance of the applicable Shares has been registered under the Securities Act, the following legend on any Shares represented by a certificate or book-entry position:

“THE ISSUANCE OF THE SHARES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.”

The Company shall cause such legend or legends to be removed promptly upon such legend or legends ceasing to be required by, or applicable to such Warrant or such Shares under, applicable Law, and delivery of an opinion of counsel in a form reasonably satisfactory to the Company that such registration is not required under the Securities Act.

3.7	Accredited Investor. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8	Non-Foreign Person. Purchaser is not a “foreign person,” as defined at 31 C.F.R. § 800.224, and is not otherwise controlled by a “foreign person,” as defined at 31 C.F.R. § 800.224.

3.9	Principal Place of Business. The office of Purchaser in which its principal place of business is identified in the address or addresses of Purchaser on the signature page for Purchaser.

4.	GENERAL PROVISIONS.

4.1

Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and each Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing until each Warrant has expired or been terminated in accordance with its terms and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of any Purchaser or the Company.

4.2

Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.3

Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE.

4.4	Venue; Waiver of Jury Trial.

(i) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY IN ANY WAY RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS RELATING HERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(ii) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE WARRANTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

4.5

Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile, electronic mail or other transmission method and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.6

Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, schedules and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and schedules and exhibits attached hereto. Unless otherwise specified or the context requires otherwise, (i) references herein to the “parties” or any “party” are to the parties to this Agreement, (ii) references herein to any agreement, instrument or other document (including this Agreement) are references to such agreement, instrument or other document, as applicable, as amended, restated, supplemented or otherwise modified from time to time and (iii) references herein to any statute, rule or regulation are references to such statute, rule or regulation, as applicable, as amended, restated, supplemented or otherwise modified from time to time, including through the promulgation of rules or regulations thereunder, and to any consolidation thereof or successor statute, rule or regulation, as applicable, thereto. As used herein, (A) the words “this Agreement,” “herein,” “hereto,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision or part of this Agreement, (B) the words “any” and “or” express alternatives that are not mutually exclusive, (C) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation,” (D) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and does not mean simply “if” and (E) words importing the singular also import the plural, and vice versa.

4.7

Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by email during normal business hours of the recipient, and if not sent during normal business hours, then on the next Business Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the applicable party at its address or email address as set forth on the signature page, or to such address or email address as subsequently modified by written notice given in accordance with this Section 4.7. If notice is given to the Company, it shall be sent to: (i) Tailwind Two Acquisition Corp., 150 Greenwich Street, 29th Floor, New York, NY 10006, matthewdeby@gmail.com, marked “Attention: Matthew Eby”; and a copy (which shall not constitute notice) shall also be sent to Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, jonathan.davis@kirkland.com, chelsea.darnell@kirkland.com and patrick.salvo@kirkland.com, marked “Attention: Jonathan Davis, Chelsea Darnell and Patrick Salvo” and (ii) Terran Orbital Corporation, 6800 Broken Sound Parkway NW, Suite 200, Boca Raton, FL 33847, marc.bell@terranorbital.com and terranorbitallegal@terranorbital.com, marked “Attention: Marc Bell, Chief Executive Officer”; and a copy (which shall not constitute notice) shall also be sent to Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York NY 10036, jpavlich@akingump.com, marked “Attention: Jonathan Pavlich.”

4.8

No Finder’s Fees. Except for a fee which may be payable by the Target to Houlihan Lokey Capital, Inc., Goldman Sachs & Co., and Jefferies LLC in connection with the transactions contemplated by the Business Combination Agreement on the Combination Closing Date, each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each party agrees to indemnify and to hold harmless the other parties from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which such party or any of its officers, employees, or representatives is responsible.

4.9

Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the Warrants or the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.10

Amendments and Waivers. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and each Purchaser.

4.11	Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.12

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.13

Entire Agreement. This Agreement (including the Exhibits hereto), the Warrants, the Support Agreements and the Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

4.14

Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal or state courts located in the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal or state courts located in the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that a party is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution based upon judgment or order of such court(s), that any suit, action or proceeding arising out of or based upon this Agreement commenced in the federal or state courts located in the Southern District of New York is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Should any party commence a suit, action or other proceeding arising out of or based upon this Agreement in a forum other than the federal or state courts located in the Southern District of New York, or should any party otherwise seek to transfer or dismiss such suit, action or proceeding from such court(s), that party shall indemnify and reimburse the other parties for all legal costs and expenses incurred in enforcing this provision.

4.15

Right to Conduct Business. The Company hereby acknowledges that each Purchaser may invest in numerous companies, some of which may be competitive with the Company’s business. No Purchaser shall be liable for any claim arising out of or based upon (a) the investment by any Purchaser in any entity competitive with the Company, or (b) actions taken by any partner, officer or other representative of any Purchaser to assist any such competitive company, whether or not such action was taken as a board member of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided that each Purchaser shall remain subject to its obligations under this Agreement, the Warrants and the Transaction Agreements to which it is a party in the course of such investments or taking such actions.

4.16

Public Disclosure; Confidentiality. Except as may be required by applicable Law or for the purpose of any required SEC disclosure or related public announcement or investment presentation made by the Company or the Target (provided that the Company shall, to the extent permitted by applicable Law, provide each of the Purchasers and its legal counsel a reasonable opportunity to review any information so disclosed to the extent relating to this Agreement, the Warrants, the Transaction Agreements or such Purchaser and shall consider in good faith any comments of such Purchaser or its legal counsel with respect thereto prior to making such disclosure), neither the Company nor any Purchaser, nor their respective Affiliates, shall issue any press release or public announcement concerning this Agreement, the Warrants or the Transaction Agreements, or make any other public disclosure containing the terms of this Agreement, including the name of any Purchaser, without obtaining the prior written approval of the other parties, which may be withheld in each other party’s sole discretion, unless required by applicable Law, subpoena or judicial or similar order, in which case, the disclosing party shall endeavor to give the non-disclosing party or parties prior written notice of such publication or other disclosure if permitted by such applicable Law, subpoena or judicial or similar order. In addition, each party agrees to comply with the confidentiality obligations set forth in Section 12.07 of the FP Note Purchase Agreement and the Existing Note Purchase Agreement, as applicable (and in the event of any conflict with this Section 4.16, Section 12.07 of the FP Note Purchase Agreement and the Existing Note Purchase Agreement, as applicable, shall control).

4.17

Specific Performance. The parties agree that failure of any party to perform its agreements and covenants hereunder, including a party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement and the Warrants to consummate the transactions contemplated hereby and thereby, will cause irreparable injury to the other parties, for which monetary damages, even if available, will not be an adequate remedy. It is agreed that the parties shall be entitled to equitable relief including injunctive relief and specific performance of the terms hereof, without the requirement of posting a bond or other security, and each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations hereunder, this being in addition to any other remedies to which the parties are entitled at law or equity.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

COMPANY: TAILWIND TWO ACQUISITION CORP.

By:	/s/ Chris Hollod
Name: Chris Hollod
Title: Co-Chief Executive Officer

Signature Page to Stock and Warrant Purchase Agreement

PURCHASERS:

FP CREDIT PARTNERS II, L.P. By: FP Credit Partners GP II, L.P. Its: General Partner By: FP Credit Partners GP II Management, LLC Its: General Partner

By:	/s/ Scott Eisenberg
Name: Scott Eisenberg Title: Managing Director

FP CREDIT PARTNERS PHOENIX II, L.P. By: FP Credit Partners GP II, L.P. Its: General Partner By: FP Credit Partners GP II Management, LLC Its: General Partner

By:	/s/ Scott Eisenberg
Name: Scott Eisenberg Title: Managing Director

Address notices to:

c/o Francisco Partners

1114 Avenue of the Americas, 15th Floor

New York, NY 10036

Attention: Lee Rubenstein, Jordan Smith

Email: lee.rubenstein@franciscopartners.com,

jordan.smith@franciscopartners.com

with a copy (which shall not constitute notice) to: Latham & Watkins LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111 Attention: Haim Zaltzman Email: haim.zaltzman@lw.com

Signature Page to Stock and Warrant Purchase Agreement

BPC LENDING II LLC

By:	/s/ Allan Schweitzer
Name: Allan Schweitzer
Title: Executive Managing Officer

Address:	c/o Beach Point Capital Management
Suite 6000N
1620 26th Street
Santa Monica, CA 90404

Attention:	Lawrence Goldman
Email:	lgoldman@beachpointcapital.com

Signature Page to Stock and Warrant Purchase Agreement

LOCKHEED MARTIN CORPORATION

By:	/s/ John Enright
Name: John Enright
Title: Director, Corporate Development

Address:	6801 Rockledge Drive, MP 205
Bethesda, MD 20817

Attention:	Michael Elliott, Associate General Counsel
Email:	Michael.a.elliott@lmco.com

Signature Page to Stock and Warrant Purchase Agreement

SCHEDULE 1

Description of Subscribed Shares and Warrants

Purchaser	Number of Subscribed Shares Issued	Number of Shares for Which Warrant Is Exercisable*	Exercise Price of Warrant*	Cash Price Payable if the Warrant is Returned to the Company
FP CREDIT PARTNERS II, L.P.	5,003,798	7,907,863	$10.00	$23,842,696.63	**
FP CREDIT PARTNERS PHOENIX II, L.P.	242,879	383,841	$10.00	$1,157,303.37	**
BPC LENDING II LLC	2,786,946	1,381,951	$10.00	N/A
LOCKHEED MARTIN CORPORATION	386,946	1,381,951	$10.00	N/A

Total	8,420,569	11,055,605	N/A	$25,000,000	**

*	Assuming Warrant were exercised in full on the date hereof immediately following the closing of the transactions contemplated by the Business Combination Agreement.
**	Both Warrants must be returned to the Company together pursuant to the terms of the Warrants.

EXHIBIT A

Form of Warrant